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                                                                     Exhibit 5.1


                      [MORRISON & FOERSTER LLP LETTERHEAD]



                                November 26, 2001


Razorfish, Inc.
32 Mercer Street
New York, NY  10013


Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-3 originally filed by Razorfish, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on June 1, 2001 and as amended on July 23, 2001, October 18, 2001 and October 31, 2001 (Registration No. 333-62146) (the "Registration Statement"), in connection with the offer and sale of 3,333,333 shares of the Company's Class A common stock, par value $.01 per share (the "Shares"), as described in a Prospectus and a Prospectus Supplement filed by the Company on November 28, 2001 (together, the "Final Prospectus").

                  All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Registration Statement.

                  As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Shares. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority (or, in the case of individuals, the capacity) to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. In addition, we have assumed that the current Board of Directors has been validly elected. We have also assumed that the Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

                  In connection with this opinion, we have examined originals or copies of the certificate of incorporation and the bylaws, each as amended to date, of the Company. In addition, we have examined such records, documents, certificates of public officials and the

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Razorfish, Inc.
November 26, 2001

Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.

                  Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and sold in accordance with the terms approved by the Board of Directors by unanimous written consent dated as of November 26, 2001, will be validly issued, fully paid and non-assessable.

                  We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

                  We consent to the use of this opinion as an exhibit to the Form 8-K with which it is being filed and further consent to all references to us in the Registration Statement, the Final Prospectus constituting a part thereof and any amendments or supplements thereto.

                                        Very truly yours,


                                        /s/ Morrison & Foerster LLP
                                        ----------------------------------
                                        Morrison & Foerster LLP